Exhibit 23.2

  CONSENT OF RIMON, P.C.

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the prospectus included in this Registration Statement on Form F-3. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

January 18, 2024

/s/ Rimon, P.C.
Rimon, P.C.